Exhibit 99.1

FOR IMMEDIATE RELEASE: June 19, 2015

Salon Media Group Reports Full Year Fiscal 2015 Results

Strong Increase in Traffic, Reduced Revenues Reported

NEW YORK, NY (June 19, 2015). Salon Media Group, Inc. (OTCQB: SLNM) today announced its results for the twelve months ended March 31, 2015.

Highlights:

●	Net revenue was $4.9 million for fiscal year ended March 2015
●	Unique visitors grew 52% compared to the previous year
●	Salon.com reached an all-time high traffic of 18.9 million in October 2014, and subsequent to yearend reached 19.3 million users for the month of April 2015
●	Mobile users grew 59% compared to March 2014
●	In March 2015, we surpassed 718,000 Facebook “likes” and 479,000 Twitter followers, and during the fiscal year launched on visual platforms Tumblr, Instagram and Snapchat.
●	We plan to roll out video editorial in our fiscal year 2016 to add high quality diversified content to our Website and attract premium video advertising

Net revenue from continuing operations for the period was $4.9 million, a decrease of 18% from $6.0 million for the twelve months ended March 31, 2014. The decrease in revenues during fiscal year 2015 stemmed primarily from an industry shift in advertising dollars toward lower CPM mobile and programmatic advertising, which resulted in a 38% decline in our direct ads and an 8% increase in programmatic advertising sales compared to fiscal year 2014.

Operating expenses for the twelve months ended March 31, 2014 rose 8% to $8.8 million compared to $8.2 million for the same period last year. The $0.6 million increase resulted primarily from higher stock compensation costs and an increase in rent due to our new and larger office in New York. The Company’s loss from operations for the fiscal year was $3.9 million, compared to a loss of $2.2 million for fiscal year 2014.

During the fiscal year, we have been proud to be honored for our excellence in journalism. Our writer, Heather “Digby” Parton, won a Hillman Prize for Opinion and Analysis writing. We were also a 2014 honoree by the Webby Awards for best writing. We were a winner of the Folio Award for General Consumer Website "design and uncompromising journalism," and a Finalist in Editor & Publisher’s EPPY awards for the category “Best News Site with one million unique monthly visitors and over.”

Our agenda-setting and conversation driven stories about racism in the United States, Islam, the state of the Democratic Party, Charlie Hebdo, among many others, were widely followed by our users -- and recognized widely for their role as thought leaders by publications including the New York Times, CNN, MSNBC, the Wall Street Journal, The New Yorker, the Washington Post, Los Angeles Times, and Politico, among others.

A key component of Salon’s business strategy has been to drive audience growth across Salon’s platforms on desktop, tablet and mobile because achieving scale should increase the Website’s attractiveness to advertisers. For the fiscal year 2015, unique visitors to the Salon.com Website averaged 17 million per month according to data compiled by Google Analytics, which is a 52% increase from an 11.2 million average in fiscal year 2014. According to comScore Media Metrix (U.S. only, includes mobile), fiscal year 2015 unique visitors increased 40% to 12.9 million per month, compared to 9.2 million in March 2014. Subsequent to the fiscal yearend, Salon reached a new traffic milestone in April 2015, when we recorded monthly users for the Salon.com website of 19.3 million users, as measured by Google Analytics, and 14.5 million users as measured by comScore.

Salon continues to experience strong increases in mobile browser traffic, which grew 59% in the March 2015 quarter as compared to the same quarter last year. The Company continues to see a significant shift to users accessing Salon from mobile devices, with 59% of users visiting the Website from mobile devices in March 2014.

Salon’s traffic has also been fuelled by social media referral traffic, which grew 37% in March 2015 compared to March 2014.  Facebook continues to be the largest social media referral, growing 56% compared to March 31, 2014.  At the fiscal year end of March 2015, we surpassed 718,000 Facebook “likes” and 479,000 Twitter followers, and during the fiscal year launched on visual platforms Tumblr, Instagram and Snapchat.

“The continued traffic growth, especially from mobile devices and social referrers, speaks to the type of high quality content that has allowed us to retain our core users as well as attract new ones,” said Cynthia Jeffers, CEO of Salon Media Group. “As we look to the next fiscal year, our focus is on creating a video offering to enable us to dive deeper into stories via multimedia we believe will be embraced by both users and advertisers.”

About Salon Media Group

Salon Media Group (OTCQB: SLNM) operates the pioneering, award-winning news site, Salon.com. Salon.com covers breaking news, politics, culture, technology and entertainment through investigative reporting, fearless commentary and criticism, and provocative personal essays. Salon.com has been a leader in online media since the dawn of the digital age and has bureaus in San Francisco, New York City and Washington D.C.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, including, but not limited to, statements regarding our traffic, strategy, plans, objectives, expectations, intentions, financial performance, financing, economic conditions, on-line advertising, market performance, and revenue sources constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	Our cash flows may not meet expectations
●	Our reliance on related parties for significant operating and investment capital
●

Our principal stockholders exercise a controlling influence over our business affairs and may make business decisions with which non-principal stockholders disagree and may affect the value of their investment

●	Our dependence on advertising sales for significant revenues
●	The effect of online security breaches
●	Our ability to promote the Salon brand to attract and retain users, advertisers and strategic partners
●	Our ability to hire, integrate and retain qualified employees
●	The impact of the potential loss of key personnel, including editorial staff
●	The success of our efforts to protect our intellectual property or defend claims of infringement by third parties
●	Our technology development efforts may not be successful in improving the functionality of our network
●	Our reliance on third parties to provide necessary technologies

This press release should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed with the SEC on June 19, 2015, including the “Risk Factors” set forth in such reports, and our other reports currently on file with the Securities and Exchange Commission, which contain more detailed discussion of risks and uncertainties that may affect future results. We do not undertake to update any forward-looking statements except as otherwise required by law.

INVESTOR RELATIONS CONTACT:

Elizabeth Hambrecht
Chief Financial Officer

870 Market Street, Suite 528

San Francisco, CA 94102

(415) 275-3911

SALON MEDIA GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	March 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$229	$119
Accounts receivable, net of allowance of $55 and $60	874	1,475
Prepaid expenses and other current assets	141	289
Total current assets	1,244	1,883

Property and equipment, net	60	54
Other assets, principally deposits	301	96
Total assets	$1,605	$2,033
Liabilities and Stockholders’ Deficit
Current liabilities:
Short-term borrowings	$1,000	$1,000
Advances from related parties	5,826	2,791
Accounts payable and accrued liabilities	1,331	1,210
Total current liabilities	8,157	5,001

Deferred rent	73	2
Total liabilities	8,230	5,003
Commitments and contingencies (Note 8)

Stockholders’ deficit:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, 1,075 shares issued and outstanding as of March 31, 2015 and March 31, 2014 (liquidation value of $2,495 as of March 31, 2015 and $2,426 as of March 31, 2014)	-	-
Common stock, $0.001 par value, 150,000,000 shares authorized, 76,245,442 shares issued and outstanding as of March 31, 2015 and 2014	76	76
Additional paid-in capital	115,890	115,605
Accumulated deficit	(122,591)	(118,651)
Total stockholders’ deficit	(6,625)	(2,970)
Total liabilities and stockholders’ deficit	$1,605	$2,033

SALON MEDIA GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended March 31,
	2015	2014	2013

Net revenues	$4,946	$6,004	$3,641

Operating expenses:
Production and content	3,942	3,447	3,308
Sales and marketing	1,783	1,917	1,521
Information technology support	1,309	1,505	1,310
General and administrative	1,813	1,284	1,249
Separation expenses	-	-	218
Total operating expenses	8,847	8,153	7,606

Loss from operations	(3,901)	(2,149)	(3,965)
Interest expense	(39)	(37)	(204)
Loss from continuing operations	(3,940)	(2,186)	(4,169)
Gain from discontinued operations, net of tax	-	-	233
Net loss	$(3,940)	$(2,186)	$(3,936)

Basic and diluted
Continuing operations	$(0.05)	$(0.03)	$(0.77)
Discontinued operations	$-	$-	$0.05
Net loss	$(0.05)	$(0.03)	$(0.72)

Weighted average shares used in computing basic and diluted net loss per share attributable to common stockholders	76,245	73,923	5,443